Exhibit 10.1
CASH BONUS AWARD AGREEMENT
     This Cash Bonus Award Agreement (the “Agreement”) is entered into as of August 31, 2006 by and between Calavo Growers, Inc., a California corporation (“Calavo”), and Lecil E. Cole (“Cole”).
RECITALS
     A. On June 1, 2005, Calavo purchased 172,857 shares of the common stock of Limoneira Company, a Delaware corporation (“Limoneira”), for an aggregate purchase price of $23,450,000, which equals $135.66 per share. The current value of the Limoneira common stock as reported on the Pink Sheets is approximately $190 per share.
     B. On June 1, 2005, Calavo and Limoneira completed several other transactions, including (i) Limoneira’s purchase of 1,000,000 shares of Calavo common stock, (ii) Calavo’s lease from Limoneira of office space in Santa Paula, California, and (iii) the execution of an avocado marketing agreement between Calavo and Limoneira.
     C. Cole is the Chairman of the Board, Chief Executive Officer and President of Calavo. Calavo’s Board of Directors and Compensation Committee have determined that Cole was primarily responsible for the completion of the transactions described in Recitals A and B and that these transactions, particularly Calavo’s purchase of 172,857 shares of Limoneira common stock, have benefited Calavo.
     D. On August 24, 2006, Calavo’s Compensation Committee and Board of Directors decided to reward Cole for his valuable contributions related to the Limoneira transactions by paying to him, over a four-year period, cash bonuses that are equivalent to the market value of 3,690 shares of Limoneira common stock, subject to the requirement that Cole must continue to serve as Calavo’s Chief Executive Officer in order to obtain such bonuses.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Calavo and Cole hereby agree as follows:
     1. Cash Bonus Awards.
          (a) As promptly as practicable after the date of this Agreement, Calavo shall pay to Cole a cash bonus in the pre-tax amount of $140,220, which is equal to the last reported sales price of $190 per share for Limoneira’s common stock on the Pink Sheets on August 24, 2006, multiplied by 738.
          (b) On August 24, 2007, and on each of the following three anniversaries of that date, Calavo shall pay to Cole an additional cash bonus in a pre-tax amount that is equal to (i) 738, multiplied by (ii) the trading volume weighted average last reported sales price of Limoneira’s common stock for the immediately preceding thirty business days on the Pink Sheets (or on a national stock exchange, Nasdaq or the OTC Bulletin Board, if the common stock is traded on such other market at the time). If Limoneira’s common stock is not traded on the Pink Sheets or another national market as of any applicable bonus payment date, Cole and

Calavo shall cooperate in good faith in determining the appropriate amount of the cash bonus to be paid to Cole based upon the fair market value of Limoneira’s common stock. If any August 24 on which a bonus is payable to Cole is not a business day, Calavo shall make the bonus payment on the next business day.
          (c) Cole shall not be entitled to receive any bonus from Calavo under this Agreement unless he is serving as the Chief Executive Officer of Calavo on the applicable date described in Section 1(b). For example, if Cole’s service as Calavo’s Chief Executive Officer terminates for any reason on June 15, 2007, he shall not be entitled to receive the bonus that is scheduled to be paid to him on August 24, 2007 or on any subsequent date.
     2. Tax Withholding. At the time of each bonus payment under this Agreement, Calavo shall withhold all applicable amounts for federal, state and local taxes (including for FICA and Medicaid).
     3. Cole’s Representations. Cole understands that Calavo is not making any representations to him regarding the future value of the Limoneira common stock, and that this Agreement does not provide him with any right to continue serving as Calavo’s Chief Executive Officer. Cole understands that Calavo is not making any representations to him regarding the amount of taxes that he will be obligated to pay as a result of his receipt of cash bonuses under this Agreement, and that he has been advised to consult with his accountant or other tax adviser regarding such tax consequences.
     4. Complete Agreement. This Agreement constitutes the complete and exclusive agreement between Calavo and Cole with respect to the subject matter herein and replaces and supersedes any and all other prior written and oral agreements or statements by the parties relating to such subject matter. This Agreement may be amended or terminated only by a writing executed by both Calavo and Cole.
     IN WITNESS WHEREOF, Calavo and Cole have executed and delivered this Agreement as of the day and year first written above.

CALAVO GROWERS, INC.
By:	/s/ Arthur J. Bruno

Name:	Arthur J. Bruno

Title:	Chief Operating Officer

/s/ Lecil E. Cole
LECIL E. COLE

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